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FOR IMMEDIATE RELEASE
August 8, 2019
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
SECOND QUARTER 2019 RESULTS

•	Chesapeake Utilities continues to generate strong financial and operational results

•	Second quarter GAAP earnings increased to $0.50 per share* from $0.39, over prior year second quarter

•	Year-to-date GAAP earnings increased to $2.25 per share from $2.03, over prior year

•	Eastern Shore and Northwest Florida pipeline expansion projects contributed $3.7 million and $8.1 million in additional gross margin** during the second quarter and year-to-date

•	December 2018 asset acquisitions of Marlin Gas Transport and Ohl contributed $1.1 million and $3.9 million in gross margin for the second quarter and year-to-date, respectively

•	Future growth opportunities, including West Palm Beach expansion, Del Mar Energy Pathway and Callahan Intrastate Pipeline are expected to generate $9.9 million in incremental margin in 2020

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced second quarter financial results. The Company's net income for the quarter ended June 30, 2019 was $8.3 million, compared to $6.4 million for the same quarter of 2018. Earnings per share ("EPS") for the quarter ended June 30, 2019 were $0.50, compared to $0.39 per share for the same quarter of 2018.  Higher earnings for the second quarter primarily reflect contributions from recently completed and ongoing pipeline expansion projects, organic growth in the natural gas distribution operations and lower operating expenses. These increases were partially offset by lower results from Peninsula Energy Services Company, Inc. (“PESCO”) and higher interest expense. The absence of a one-time non-recurring severance charge recorded in the second quarter of 2018, was offset by the impact of warmer weather in the second quarter of 2019.
For the six months ended June 30, 2019, the Company reported net income of $37.0 million, or $2.25 per share. This represents an increase of $3.7 million or $0.22 per share compared to the same period in 2018. Year-to-date earnings were impacted by the factors noted above, along with incremental margin from the acquisition of certain assets of Marlin Gas Transport, Inc. (“Marlin Gas Transport”) and R. F. Ohl Fuel Oil, Inc. ("Ohl"), a Florida Public Service Commission ("PSC") regulatory order that enabled the Company to retain tax savings associated with lower federal tax rates resulting from the United States Tax Cuts and Jobs Act ("TCJA") in several natural gas distribution operations and continued growth in gross margin from Aspire Energy of Ohio ("Aspire Energy"). These increases were partially offset by lower results for PESCO, lower energy consumption due to warmer weather in the Company's service territories, and higher interest expense. A detailed discussion of operating results begins on page 3.
“In the first half of 2019, we have delivered strong financial results to our shareholders driven by our organic growth initiatives and increased margin from the Marlin Gas Transport and Ohl assets we acquired at the end of 2018.  The unwavering commitment of our employees to provide safe, clean, reliable energy services while growing the footprint of our businesses and continually generating increased financial results is truly impressive,” stated Jeffry M. Householder, President and Chief Executive Officer.  “As we move into the second half of 2019, I’m excited to continue working with such a determined group of employees in further expanding the footprint of our existing businesses and realizing new investment opportunities like the West

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Palm Beach expansion, Del-Mar Energy Pathway and our recently announced Callahan Intrastate Pipeline project”, added Mr. Householder.

Significant Items Impacting Earnings
Results for the three and six months ended June 30, 2019 and 2018 were impacted by the following significant items:

For the Three Months Ended June 30,	2019		2018
(in thousands, except per share data)	Net Income	EPS	Net Income	EPS
Reported (GAAP) Earnings	$8,304	$0.50	$6,387	$0.39
Change in unrealized mark-to-market ("MTM") activity	(41)	—	(251)	(0.02)
Nonrecurring separation expenses associated with a former executive	—	—	1,421	0.09
Adjusted (Non-GAAP) Earnings**	$8,263	$0.50	$7,557	$0.46
Adjusted earnings for the second quarter of 2019 were $8.3 million, or $0.50 per share, an increase of 8.7 percent compared to $7.6 million, or $0.46 per share, for the second quarter of 2018.

For the Six Months Ended June 30,	2019		2018
(in thousands, except per share data)	Net Income	EPS	Net Income	EPS
Reported (GAAP) Earnings	$36,968	$2.25	$33,241	$2.03
Change in unrealized MTM activity	38	—	(4,229)	(0.26)
2018 portion of the retained tax savings for certain Florida natural gas distribution operations associated with the TCJA income tax rate reduction	(990)	(0.06)	—	—
Nonrecurring separation expenses associated with a former executive	—	—	1,421	0.09
Adjusted (Non-GAAP) Earnings	$36,016	$2.19	$30,433	$1.86
For the six months ended June 30, 2019, adjusted earnings were $36.0 million, or $2.19 per share, an increase of 17.7 percent compared to $30.4 million, or $1.86 per share, for the six months ended June 30, 2018.
*Unless otherwise noted, earnings per share information is presented on a diluted basis.
**This press release includes references to non-Generally Accepted Accounting Principles ("GAAP") financial measures, including gross margin, adjusted earnings and adjusted EPS. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.
The Company calculates "gross margin" by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane, and the cost of labor spent on direct revenue-producing activities and excludes depreciation, amortization and accretion. Other companies may calculate gross margin in a different manner. Gross margin should not be considered an alternative to operating income or net income, both of which are determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its

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competitive pricing structures for unregulated businesses. The Company's management uses gross margin in measuring its business units' performance. The Company calculates "adjusted earnings” by adjusting reported (GAAP) earnings to exclude the impact of certain significant non-cash items, including the impact of unrealized MTM gains (losses) and one-time charges, such as severance charges, and any prior year tax savings retained by our regulated businesses as a result of current year regulatory authorizations. The Company calculates “adjusted EPS” by dividing adjusted earnings by the weighted average common shares outstanding.

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Operating Results for the Quarters Ended June 30, 2019 and 2018

Consolidated Results

	Three Months Ended June 30,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$70,110	$67,261	$2,849	4.2%
Depreciation, amortization and property taxes	16,124	13,749	2,375	17.3%
Other operating expenses	36,550	40,264	(3,714)	(9.2)%
Operating income	$17,436	$13,248	$4,188	31.6%
Operating income during the second quarter of 2019 increased by $4.2 million, or 31.6 percent, compared to the same period in 2018. The increase in operating income primarily reflects strong performance by the Company's natural gas transmission and distribution operations and a $2.2 million decrease in operating expenses which excludes the one-time nonrecurring severance charge recorded in 2018 associated with a former company executive. A $1.8 million decrease in operating income at PESCO partially offset these gains. In addition, the absence of the one-time nonrecurring severance charge recorded in 2018 associated with a former company executive, largely offset lower gross margin due to the impact of warmer weather on the Delmarva Peninsula and Ohio operations.
Regulated Energy Segment

	Three Months Ended June 30,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$55,086	$50,494	$4,592	9.1%
Depreciation, amortization and property taxes	13,087	11,161	1,926	17.3%
Other operating expenses	23,247	25,029	(1,782)	(7.1)%
Operating income	$18,752	$14,304	$4,448	31.1%
Operating income for the Regulated Energy segment for the three months ended June 30, 2019 was $18.8 million, an increase of $4.4 million compared to the same period in 2018. The increased operating income resulted primarily from increased gross margin of $4.6 million. Depreciation, amortization, and property taxes expense increased by $1.9 million, and was offset by a decrease of $1.8 million in other operating expenses.

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The key components of the increase in gross margin are shown below:

(in thousands)
Eastern Shore and Peninsula Pipeline service expansions (including related Florida natural gas distribution operation expansions)	$3,680
Natural gas distribution growth (excluding service expansions)	867
Electric operations consumption growth	316
Florida Gas Reliability and Infrastructure Program ("GRIP")	310
TCJA impact primarily from retained tax savings from Florida natural gas distribution operations	255
Sandpiper Energy, Inc.'s (Sandpiper) margin from natural gas conversions	231
Decreased customer consumption - primarily due to warmer weather	(1,159)
Other variances	92
Quarter-over-quarter increase in gross margin	$4,592

The major components of the decrease in other operating expenses are as follows:

(in thousands)
Outside services, regulatory, facilities and maintenance costs	$(1,466)
Incentive compensation costs (including timing of accruals)	(328)
Payroll, benefits and other employee-related expenses(1)	(257)
Other variances	269
Quarter-over-quarter decrease in other operating expenses	$(1,782)
(1) Since the Company self-insures for healthcare costs, benefits costs fluctuate depending upon filed claims.
Unregulated Energy Segment

	Three Months Ended June 30,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$15,121	$16,915	$(1,794)	(10.6)%
Depreciation, amortization and property taxes	3,003	2,553	450	17.6%
Other operating expenses	13,466	13,872	(406)	(2.9)%
Operating (loss) income	$(1,348)	$490	$(1,838)	NMF
Non-Meaningful Figure (NMF)
Given the impact of PESCO on the Unregulated Energy segment, the Company continues to present the segment excluding PESCO’s results:

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Unregulated Energy Segment, excluding PESCO

	Three Months Ended June 30,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$14,380	$14,309	$71	0.5%
Depreciation, amortization and property taxes	2,850	2,399	451	18.8%
Other operating expenses	11,805	12,108	(303)	(2.5)%
Operating loss	$(275)	$(198)	$(77)	38.9%
Excluding PESCO, operating loss for the Unregulated Energy segment increased by $0.1 million for the three months ended June 30, 2019, compared to the same period in 2018. The increased operating loss was driven by $0.5 million in higher depreciation, amortization and property taxes, partially offset by a $0.1 million increase in gross margin and $0.3 million in lower other operating expenses. While Marlin Gas Services, LLC ("Marlin Gas Services"), the Company's newly created subsidiary, generated an additional $1.0 million of margin for the segment, this was largely offset by warmer weather during the quarter which decreased customer consumption in the propane operations and Aspire Energy.

The major components of the increase in gross margin are shown below:

(in thousands)
Marlin Gas Services (assets acquired in December 2018)	$1,030
Propane Operations
Ohl acquisition (assets acquired in December 2018)	112
Decreased customer consumption - primarily due to warmer weather	(818)
Decrease in retail and wholesale propane margins	(166)
Aspire Energy
Rate increases	203
Decreased customer consumption - primarily due to warmer weather	(104)
Other variances	(186)
Quarter-over-quarter increase in gross margin	$71
The major components of the decrease in other operating expenses are as follows:

(in thousands)
Operating expenses for Marlin Gas Services and Ohl (Assets acquired in December 2018) including costs to expand the future growth prospects for the businesses (1)	$835
Outside services and facilities maintenance costs	(469)
Payroll, benefits and other employee-related expenses(2)	(361)
Incentive compensation costs (including timing of accruals)	(239)
Other variances	(69)
Quarter-over-quarter decrease in other operating expenses	$(303)
(1) The Ohl and Marlin Gas Services other operating expenses have been aggregated and are excluded from the expense changes shown in the remainder of the table.
(2) Since the Company self-insures for healthcare costs, benefits costs fluctuate depending upon filed claims.

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PESCO

	Three Months Ended June 30,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$741	$2,606	$(1,865)	(71.6)%
Depreciation, amortization and property taxes	153	154	(1)	(0.6)%
Other operating expenses	1,661	1,764	(103)	(5.8)%
Operating (loss) income	$(1,073)	$688	$(1,761)	NMF
Operating income for PESCO decreased by $1.8 million for the three months ended June 30, 2019, compared to the same period in 2018. The decline in operating income was driven by a $1.9 million decrease in PESCO's gross margin compared to the same period in 2018 resulting from the following:

(in thousands)
Increased supply costs	$(742)
Absence of nonrecurring margin in 2018 associated with the Southeast portfolio	(642)
Net impact of PESCO's MTM activity	(302)
Other variances	(179)
Quarter-over-quarter decrease in gross margin for PESCO	$(1,865)
Operating Results for the Six Months Ended June 30, 2019 and 2018

Consolidated Results

	Six Months Ended June 30,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$171,507	$158,560	$12,947	8.2%
Depreciation, amortization and property taxes	31,628	27,447	4,181	15.2%
Other operating expenses	78,450	77,459	991	1.3%
Operating income	$61,429	$53,654	$7,775	14.5%
Operating income during the six months ended June 30, 2019 increased by $7.8 million, or 14.5 percent, compared to the same period in 2018. The increase in operating income reflects continued strong growth across the Company, generated by organic growth within existing businesses, recent expansion investments, regulatory initiatives and rate/pricing mechanisms, the successful integration of the Ohl acquisition and strong performance of Marlin Gas Services.

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Regulated Energy Segment

	Six Months Ended June 30,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$122,188	$111,656	$10,532	9.4%
Depreciation, amortization and property taxes	25,618	22,317	3,301	14.8%
Other operating expenses	48,801	48,324	477	1.0%
Operating income	$47,769	$41,015	$6,754	16.5%
Operating income for the Regulated Energy segment for the six months ended June 30, 2019 was $47.8 million, an increase of $6.8 million or 16.5 percent, compared to the same period in 2018. The increase in operating income resulted from $10.5 million in additional gross margin, offset by $3.3 million in higher depreciation, amortization and property taxes and a $0.5 million increase in other operating expenses. On February 25, 2019, the Florida PSC issued a final order regarding the treatment of the TCJA, allowing us to retain the savings associated with lower federal tax rates for certain of our natural gas distribution operations. As a result, $1.3 million in reserves for customer refunds, recorded in 2018, were reversed in the first quarter of 2019. Excluding the impact of the reversal, gross margin and operating income for the six months ended June 30, 2019 increased by $9.2 million and $5.4 million, or 8.2 percent and 13.2 percent, respectively.

The key components of the increase in gross margin are shown below:

(in thousands)
Eastern Shore and Peninsula Pipeline service expansions (including related Florida natural gas distribution operation expansions)	$8,140
Natural gas distribution - customer growth (excluding service expansions)	2,253
2018 retained tax savings for certain Florida natural gas distribution operations	1,321
TCJA impact - primarily from the 2019 retained tax savings for certain Florida natural gas operations	810
Sandpiper's margin from natural gas conversions	614
Florida GRIP	534
Decreased customer consumption - primarily due to warmer weather	(2,841)
Other variances	(299)
Period-over-period increase in gross margin	$10,532

The major components of the increase in other operating expenses are as follows:

(in thousands)
Payroll, benefits and other employee-related expenses(1)	$1,619
Incentive compensation costs (including timing of accruals)	331
Outside services and regulatory costs	(1,070)
Facilities maintenance costs	(1,005)
Other variances	602
Period-over-period increase in other operating expenses	$477
(1) Since the Company self-insures for healthcare costs, benefits costs fluctuate depending upon filed claims.

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Unregulated Energy Segment

	Six Months Ended June 30,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$49,523	$47,216	$2,307	4.9%
Depreciation, amortization and property taxes	5,942	5,059	883	17.5%
Other operating expenses	29,953	27,983	1,970	7.0%
Operating income	$13,628	$14,174	$(546)	(3.9)%

The Company continues to present the Unregulated Energy segment excluding PESCO’s results:

Unregulated Energy Segment, excluding PESCO

	Six Months Ended June 30,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$46,922	$43,435	$3,487	8.0%
Depreciation, amortization and property taxes	5,641	4,757	884	18.6%
Other operating expenses	26,048	24,428	1,620	6.6%
Operating income	$15,233	$14,250	$983	6.9%

Excluding PESCO, operating income for the Unregulated Energy segment increased by $1.0 million for the six months ended June 30, 2019, compared to the same period in 2018. The increase in operating income was driven by $3.5 million in additional gross margin, partially offset by $1.6 million in higher operating expenses and $0.9 million in higher depreciation and taxes.

The major components of the $3.5 million increase in gross margin are shown below:

(in thousands)
Marlin Gas Services (acquired assets of Marlin Gas Transport in December 2018)	$3,359
Propane Operations
Increased retail margins per gallon	1,159
Ohl acquisition (assets acquired in December 2018)	588
Decrease in customer consumption due to the absence of the 2018 Bomb Cyclone and warmer weather in 2019	(1,623)
Lower wholesale propane margins and sales	(534)
Aspire Energy
Rate increases	892
Customer consumption growth	200
Other variances	(554)
Period-over-period increase in gross margin	$3,487

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The major components of the increase in other operating expenses are as follows:

(in thousands)
Operating expenses for Marlin Gas Services and Ohl (Assets acquired in December 2018) including costs to expand the future growth prospects for the businesses (1)	$1,689
Incentive compensation costs (including timing of accruals)	255
Outside services	117
Facilities maintenance costs	(336)
Payroll, benefits and other employee-related expenses(2)	(39)
Other variances	(66)
Period-over-period increase in other operating expenses	$1,620
(1) The Ohl and Marlin Gas Services other operating expenses have been aggregated and are excluded from the expense changes shown in the remainder of the table.
(2) Since the Company self-insures for healthcare costs, benefits costs fluctuate depending upon filed claims.

PESCO

	Six Months Ended June 30,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$2,601	$3,781	$(1,180)	(31.2)%
Depreciation, amortization and property taxes	301	302	(1)	(0.3)%
Other operating expenses	3,905	3,555	350	9.8%
Operating loss	$(1,605)	$(76)	$(1,529)	NMF

For the six months ended June 30, 2019, PESCO's gross margin decreased by $1.2 million compared to the same period in 2018. Lower gross margin from PESCO for the six months ended June 30, 2019 resulted from the following:

(in thousands)
Net impact of extraordinary costs associated with the 2018 Bomb Cyclone for the Mid-Atlantic wholesale portfolio (1)	$5,545
Net impact of PESCO's MTM activity	(5,892)
Absence of nonrecurring margin in 2018 associated with the Southeast portfolio	(642)
Other variances	(191)
Period-over-period decrease in gross margin for PESCO	$(1,180)
(1) The 2018 Bomb Cyclone refers to the high-intensity winter storms in early January 2018 that impacted the Mid-Atlantic region and had a residual impact on our businesses through the month of February.   The exceedingly high demand and associated impacts on pipeline capacity and gas supply in the Mid-Atlantic region created significant, unusual costs for PESCO. While such concerted impacts are not expected to occur frequently, our management revisited and refined its risk management strategies and implemented additional controls.

Forward-Looking Statements
Matters included in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe

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Harbor for Forward-Looking Statements in the Company’s 2018 Annual Report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.
Conference Call

Chesapeake Utilities will host a conference call on Friday, August 9, 2019 at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the three and six months ended June 30, 2019.  To participate in this call, dial 855.801.6270 and reference Chesapeake Utilities’ 2019 Second Quarter Results Conference Call.  To access the replay recording of this call, the accompanying transcript, and other pertinent quarterly information, use the link CPK - Conference Call Audio Replay, or visit the Investors/Events and Presentations section of Company’s website at www.chpk.com.

About Chesapeake Utilities Corporation

Chesapeake Utilities is a diversified energy company engaged in natural gas distribution, transmission and marketing; electricity generation and distribution; propane gas distribution; and other businesses. Information about Chesapeake Utilities and its family of businesses is available at http://www.chpk.com or through its Investor Relations (IR) App.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Executive Vice President, Chief Financial Officer and Assistant Corporate Secretary
302.734.6799

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Financial Summary
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Gross Margin
Regulated Energy segment	$55,086	$50,494	$122,188	$111,656
Unregulated Energy segment	15,121	16,915	49,523	47,216
Other businesses and eliminations	(97)	(148)	(204)	(312)
Total Gross Margin	$70,110	$67,261	$171,507	$158,560

Operating Income (Loss)
Regulated Energy segment	$18,752	$14,304	$47,769	$41,015
Unregulated Energy segment	(1,348)	490	13,628	14,174
Other businesses and eliminations	32	(1,546)	32	(1,535)
Total Operating Income (Loss)	17,436	13,248	61,429	53,654

Other expense, net	(316)	(262)	(361)	(194)
Interest Charges	5,655	3,881	11,365	7,545
Pre-tax Income	11,465	9,105	49,703	45,915
Income Taxes	3,161	2,718	12,735	12,674
Net Income	$8,304	$6,387	$36,968	$33,241

Earnings Per Share of Common Stock
Basic	$0.51	$0.39	$2.26	$2.03
Diluted	$0.50	$0.39	$2.25	$2.03

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Financial Summary Highlights

Key variances, between the three months ended June 30, 2018 and 2019, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Second Quarter of 2018 Reported Results	$9,105	$6,387	$0.39

Adjusting for Unusual Items:
Nonrecurring separation expenses associated with a former executive	1,548	1,421	0.09
Decreased customer consumption - primarily due to warmer weather	(2,081)	(1,507)	(0.09)
Net impact of PESCO's MTM activity	(302)	(210)	(0.02)
	(835)	(296)	(0.02)

Increased (Decreased) Gross Margins:
Eastern Shore and Peninsula Pipeline service expansions (including related Florida natural gas distribution operation expansions)*	3,680	2,666	0.16
Margin contribution from Marlin Gas Services (acquired assets of Marlin Gas Transport in December 2018) and Ohl acquisition (assets acquired in December 2018)*	1,142	827	0.05
Natural gas distribution growth (excluding service expansions)	867	628	0.04
Florida GRIP*	310	225	0.01
TCJA impact - primarily from the 2019 retained tax savings for certain Florida natural gas operations*	255	185	0.01
Sandpiper's margin from natural gas conversions	231	167	0.01
Aspire Energy rate increases	203	147	0.01
Other margin change for PESCO operations	(1,563)	(1,132)	(0.07)
	5,125	3,713	0.22

(Increased) Decreased Operating Expenses (Excluding Cost of Sales):
Depreciation, asset removal and property tax costs due to growth investments	(2,055)	(1,488)	(0.09)
Operating expenses for Marlin Gas Services and Ohl (Assets acquired in December 2018) including costs to expand the future growth prospects for the businesses	(1,155)	(837)	(0.05)
Outside services, regulatory, and facilities maintenance costs	1,866	1,351	0.08
Payroll, benefits and other employee-related expenses	678	491	0.03
Incentive compensation costs (including timing of accruals)	512	371	0.03
	(154)	(112)	—

Change in effective tax rate	—	(100)	(0.01)
Interest charges	(1,774)	(1,285)	(0.08)
Net other changes	(2)	(3)	—
	(1,776)	(1,388)	(0.09)

Second Quarter of 2019 Reported Results	$11,465	$8,304	$0.50
*See the Major Projects and Initiatives table later in this press release.

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Key variances, between the six months ended June 30, 2018 and 2019, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Six Month Ended June 30, 2018 Reported Results	$45,915	$33,241	$2.03

Adjusting for Unusual Items:
Nonrecurring separation expenses associated with a former executive	1,548	1,421	0.09
2018 retained tax savings for certain Florida natural gas operations*	1,321	990	0.06
Net impact of PESCO's MTM activity	(5,892)	(4,267)	(0.26)
Decreased customer consumption - primarily due to warmer weather	(4,264)	(3,171)	(0.19)
	(7,287)	(5,027)	(0.30)
Increased (Decreased) Gross Margins:
Eastern Shore and Peninsula Pipeline service expansions (including new service in Northwest Florida for related Florida natural gas distribution operations)*	8,140	6,055	0.37
Absence of the 2018 Bomb Cyclone and capacity constraints cost for PESCO	5,545	4,124	0.25
Margin contribution from Marlin Gas Services (acquired assets of Marlin Gas Transport) and Ohl acquisition (assets acquired in December 2018)*	3,947	2,936	0.18
Natural gas distribution growth (excluding service expansions)	2,253	1,675	0.10
Higher propane retail margins per gallon	1,159	862	0.05
Aspire Energy rate increases	892	664	0.04
TCJA impact - primarily from the 2019 retained tax savings for certain Florida natural gas operations*	810	602	0.04
Sandpiper's margin from natural gas conversions	614	456	0.03
Florida GRIP*	534	397	0.02
Other margin change for PESCO operations	(832)	(619)	(0.04)
Wholesale propane margins and sales	(534)	(398)	(0.02)
	22,528	16,754	1.02
(Increased) Decreased Other Operating Expenses (Excluding Cost of Sales):
Depreciation, asset removal and property tax costs due to new capital investments	(3,559)	(2,647)	(0.16)
Operating expenses for Marlin Gas Services and Ohl (Assets acquired in December 2018) including costs to expand the future growth prospects for the businesses	(2,312)	(1,720)	(0.10)
Payroll, benefits and other employee-related expenses	(1,568)	(1,166)	(0.07)
Incentive compensation costs (including timing of accruals)	(578)	(430)	(0.03)
Operating expenses to support PESCO	(349)	(259)	(0.02)
Facilities maintenance costs	1,201	893	0.05
Outside services and regulatory costs	952	708	0.04
	(6,213)	(4,621)	(0.29)

Change in effective tax rate	—	516	0.03
Interest Charges	(3,820)	(2,841)	(0.17)
Net other changes	(1,420)	(1,054)	(0.07)
	(5,240)	(3,379)	(0.21)

Six Month Ended June 30, 2019 Reported Results	$49,703	$36,968	$2.25

*See the Major Projects and Initiatives table later in this press release.

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Recently Completed and Ongoing Major Projects and Initiatives
The Company constantly pursues and develops additional projects and initiatives to serve existing and new customers, further grow its businesses and earnings, with the intention to increase shareholder value. The following represent the major projects/initiatives recently completed and currently underway. In the future, the Company will add new projects and initiatives to this table once negotiations are substantially final and the associated earnings can be estimated.

	Gross Margin for the Period
	Three Months Ended		Six Months Ended		Year Ended	Estimate for
Project/Initiative	June 30,		June 30,		December 31,	Fiscal
in thousands	2019	2018	2019	2018	2018	2019	2020
Florida GRIP (1)	$3,530	$3,220	$6,904	$6,370	$13,323	$14,172	$15,491
2017 Eastern Shore System Expansion - including interim services	3,645	859	8,445	3,117	9,103	16,183	15,799
Northwest Florida Expansion (including related natural gas distribution services)	1,691	1,147	3,289	1,152	4,350	6,500	6,500
Western Palm Beach County, Florida Expansion	161	—	322	—	54	676	4,581
Marlin Gas Services	1,030	—	3,359	—	110	5,400	6,300
Ohl Propane Acquisition	112	—	588	—	—	1,200	1,236
Del-Mar Energy Pathway - including interim services	189	—	353	—	—	725	3,039
Callahan Intrastate Pipeline	—	—	—	—	—	—	2,250
Tax benefit retained by certain Florida entities(2)	249	—	2,329	—	—	3,039	1,879
Total	$10,607	$5,226	$25,589	$10,639	$26,940	$47,895	$57,075
(1) All periods shown have been adjusted to reflect the lower customer rates as a result of the TCJA. Lower customer rates are offset by the corresponding decrease in federal income tax expense and have no negative impact on net income.
(2) The amount disclosed for the six months ended 2019 includes tax savings of $1.3 million for the year ended December 31, 2018. The tax savings were recorded in the first quarter of 2019 due to an order by the Florida PSC allowing reversal of a TCJA refund reserve, recorded in 2018, which increased gross margin for the six months ended by that amount.

Major Projects and Initiatives
Florida GRIP
Florida GRIP is a natural gas pipe replacement program approved by the Florida PSC that allows automatic recovery, through rates, of costs associated with the replacement of mains and services. Since the program's inception in August 2012, the Company has invested $135.2 million of capital expenditures to replace 298 miles of qualifying distribution mains, including $7.9 million of new pipes during the first six months of 2019. GRIP generated additional gross margin of $0.3 million and $0.5 million for the three and six months ended June 30, 2019, respectively, compared to the same periods in 2018.
2017 Eastern Shore System Expansion
Eastern Shore has substantially completed the construction of a system expansion project that increased its capacity by 26 percent. Two remaining segments are expected to be placed into service in various phases during the third quarter of 2019. The project generated $2.8 million and $5.3 million in incremental gross margin during the three and six months ended June 30, 2019, respectively, compared to the same periods in 2018. The project is expected to produce gross margin of approximately $16.2 million in 2019; $15.8 million annually from 2020 through 2022; and $13.2 million annually thereafter based on current customer capacity commitments.

Northwest Florida Expansion
In May 2018, Peninsula Pipeline completed construction of transmission lines, and our Florida natural gas division completed construction of lateral distribution lines, to serve customers in Northwest Florida. The project generated incremental gross margin of $0.5 million and $2.1 million for the three and six months ended June 30, 2019, respectively, compared to the same periods in 2018. The estimated annual gross margin from this project is $6.5 million for 2019 and beyond, with the opportunity for additional margin as the remaining capacity is sold.

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16-16-16-16

Western Palm Beach County, Florida Expansion
Peninsula Pipeline is constructing four transmission lines to bring natural gas to the Company's distribution system in West Palm Beach, Florida. The first phase of this project was placed into service in December 2018 and generated $0.2 million and $0.3 million in additional gross margin for the three and six months ended June 30, 2019, respectively. The Company expects to complete the remainder of the project in phases through early 2020, and estimates that it will generate gross margin of $0.7 million in 2019 and $4.6 million annually thereafter.

Marlin Gas Services
In December 2018, the Company acquired certain operating assets of Marlin Gas Transport, a supplier of mobile compressed natural gas distribution and pipeline solutions, and created Marlin Gas Services, a new subsidiary which offers compressed natural gas solutions to supply interruption scenarios and provides other unique applications where pipeline supplies are unavailable or inadequate to meet customer requirements. Marlin Gas Services generated $1.0 million and $3.4 million of gross margin for the three and six months ended June 30, 2019, respectively. The Company estimates that Marlin Gas Services will generate additional gross margin of approximately $5.4 million in 2019 and $6.3 million in 2020, and expects gross margin to grow beyond 2020 as Marlin Gas Services continues to actively expand the territories it serves as well as leverages its patented technology to potentially serve liquefied natural gas transportation needs.
Ohl Propane Acquisition
In December 2018, Sharp acquired certain propane customers and operating assets of Ohl. Located between two of Sharp's existing districts, Ohl provided propane distribution service to approximately 2,500 residential and commercial customers in Pennsylvania. The customers and assets acquired from Ohl have been assimilated into Sharp. The operations acquired from Ohl generated $0.1 million and $0.6 million of incremental gross margin for the three and six months ended June 30, 2019, respectively. The Company estimates that this acquisition will generate additional gross margin of approximately $1.2 million for Sharp in 2019, with the potential for additional growth in future years.
Del-Mar Energy Pathway
In September 2018, Eastern Shore filed for FERC authorization to construct the Del-Mar Energy Pathway project to provide an additional 14,300 dekatherms per day of capacity to four customers. The project will provide additional natural gas transmission pipeline infrastructure in eastern Sussex County, Delaware, and it will represent the first extension of Eastern Shore’s pipeline system into Somerset County, Maryland. Interim services in advance of this project generated $0.2 million and $0.4 million for the three and six months ended June 30, 2019, respectively. The estimated annual gross margin from this project is approximately $0.7 million in 2019, $3.0 million in 2020, $4.6 million in 2021 and $5.1 million annually thereafter. Eastern Shore anticipates that this project will be fully in-service by mid-2021, contingent upon FERC issuing authorization for the project in the third quarter of 2019.
Callahan Intrastate Pipeline
In May 2018, Peninsula Pipeline announced its plan to construct a jointly owned intrastate transmission pipeline with Seacoast Gas Transmission in Nassau County, Florida.  The 26-mile pipeline, having an initial capacity of 148,000 dekatherms per day, will serve growing demand in both Nassau and Duval counties, Florida.  The project is expected to be placed in-service during the third quarter of 2020 and will generate gross margin for Peninsula Pipeline of $2.3 million in 2020 and $6.0 million annually thereafter.

Regulatory Initiatives

Florida Tax Savings Related to TCJA
In February 2019, the Florida PSC issued orders authorizing certain of the Company's natural gas distribution operations to retain a portion of the tax savings associated with the lower federal tax rates resulting from the TCJA. In accordance with the PSC orders, the Company recognized $1.3 million in margin during the first quarter of 2019, reflecting the reversal of reserves recorded during 2018. The Company expects the annual savings beginning in 2019 to continue in future years, and recognized additional margin of $0.2 million and $1.0 million during the three and six months ended June 30, 2019, respectively.

Other major factors influencing gross margin
Weather and Consumption
Weather conditions accounted for a $2.1 million decrease in gross margin during the second quarter of 2019, compared to the same period in 2018.  For the second quarter, period-over-period heating degree-days ("HDD") declined 42 percent on the Delmarva Peninsula and 19 percent in the Company's Ohio service territory. For the six months ended June 30,

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17-17-17-17

2019, weather conditions accounted for a $4.3 million decrease in gross margin. Lower period-over-period HDD's in all of our service territories and extreme conditions due to the "Bomb Cyclone" in early 2018 reduced consumption in the first six months of 2019 compared to the same period in 2018 impacting both our Regulated and Unregulated Energy segments. The following table summarizes HDD and cooling degree day (“CDD”) variances from the 10-year average HDD/CDD ("Normal") for the three and six months ended June 30, 2019 and 2018.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2019	2018	Variance	2019	2018	Variance
Delmarva
Actual HDD	247	424	(177)	2,569	2,719	(150)
10-Year Average HDD ("Normal")	400	423	(23)	2,749	2,785	(36)
Variance from Normal	(153)	1		(180)	(66)
Florida
Actual HDD	18	17	1	379	507	(128)
10-Year Average HDD ("Normal")	14	16	(2)	532	533	(1)
Variance from Normal	4	1		(153)	(26)
Ohio
Actual HDD	535	662	(127)	3,531	3,652	(121)
10-Year Average HDD ("Normal")	607	614	(7)	3,652	3,683	(31)
Variance from Normal	(72)	48		(121)	(31)
Florida
Actual CDD	1,086	952	134	1,220	1,091	129
10-Year Average CDD ("Normal")	975	969	6	1,072	1,058	14
Variance from Normal	111	(17)		148	33
Natural Gas Distribution Margin Growth
New customer growth in the Company's natural gas distribution operations generated $0.9 million and $2.3 million of additional margin for the three and six months ended June 30, 2019, respectively. The details for the three and six months ended June 30, 2019 are provided in the following table:

	Three Months Ended	Six Months Ended
(in thousands)	June 30, 2019	June 30, 2019
Customer Growth:
Residential	$446	$1,085
Commercial and industrial	421	1,168
Total Customer Growth	$867	$2,253

The additional margin from new customers reflects an increase of approximately 3.7 percent and 3.8 percent for the three and six months ended June 30, 2019, respectively, in the average number of residential customers served on the Delmarva Peninsula, and approximately 3.8 percent and 3.5 percent growth in new residential customers served in Florida as well as an increase in the number of commercial and industrial customers served.

Capital Investment Growth and Financing
The Company's capital expenditures were $72.9 million for the six months ended June 30, 2019. The following table shows the 2019 capital expenditure forecast of $177.8 million by segment and by business line:

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18-18-18-18

2019
(dollars in thousands)
Regulated Energy:
Natural gas distribution	$64,143
Natural gas transmission	66,787
Electric distribution	5,949
Total Regulated Energy	136,879
Unregulated Energy:
Propane distribution	11,870
Energy transmission	8,345
Other unregulated energy	11,000
Total Unregulated Energy	31,215
Other:
Corporate and other businesses	9,705
Total Other	9,705
Total 2019 Forecasted Capital Expenditures	$177,799

The capital expenditure projection is subject to continuous review and modification. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the budgeted amounts.
Impact of Hurricane Michael
In October 2018, Hurricane Michael passed through Florida Public Utilities Company's ("FPU") electric distribution service territory in Northwest Florida. The hurricane caused widespread and severe damage to FPU's infrastructure, resulting in 100 percent of its Northwest Florida customers losing electrical service. FPU, after exerting extraordinary hurricane restoration efforts, restored service to those customers who were able to accept it. FPU expended more than $65.0 million to restore service, which has been recorded as new plant and equipment, charged against FPU’s accumulated depreciation or charged against FPU's storm reserve. In conjunction with the hurricane-related expenditures, the Company executed two 13-month unsecured term loans as temporary financing, each in the amount of $30.0 million. The interest cost associated with these loans is LIBOR plus 75 basis points. One of the term loans was executed in December 2018; the other was executed in January 2019. While there is a short-term negative impact, the storm is not expected to have a significant impact going forward, assuming recovery is granted through the regulatory process. On August 7, 2019 the Company filed the necessary regulatory filings seeking recovery of the restoration costs incurred, including eligible financing costs. FPU's results for the six months ended June 30, 2019 included interest expense of $0.5 million, or $0.4 million on an after-tax basis, associated with the intermediate term loans discussed above.

The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. The Company's equity to total capitalization ratio, including short term borrowings, was 45 percent as of June 30, 2019. Excluding the funds expended for Hurricane Michael restoration activities, the Company's equity to total capitalization ratio, including short-term borrowings, would have been approximately 48 percent. The Company seeks to align permanent financing with the in-service dates of its capital projects. The Company may utilize more temporary short-term debt, when the financing cost is attractive, as a bridge to the permanent long-term financing.

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Operating Revenues
Regulated Energy	$73,403	$70,504	$177,021	$179,897
Unregulated Energy and other	57,500	66,160	181,498	196,123
Total Operating Revenues	130,903	136,664	358,519	376,020
Operating Expenses
Regulated Energy cost of sales	18,317	20,010	54,833	68,241
Unregulated Energy and other cost of sales	42,476	49,393	132,179	149,219
Operations	32,696	36,281	69,839	68,983
Maintenance	3,600	3,619	7,280	7,211
Gain from a settlement	(130)	(130)	(130)	(130)
Depreciation and amortization	11,609	9,839	22,684	19,543
Other taxes	4,899	4,404	10,405	9,299
Total operating expenses	113,467	123,416	297,090	322,366
Operating Income	17,436	13,248	61,429	53,654
Other expense, net	(316)	(262)	(361)	(194)
Interest charges	5,655	3,881	11,365	7,545
Income Before Income Taxes	11,465	9,105	49,703	45,915
Income taxes	3,161	2,718	12,735	12,674
Net Income	$8,304	$6,387	$36,968	$33,241
Weighted Average Common Shares Outstanding:
Basic	16,401,028	16,369,641	16,393,022	16,360,540
Diluted	16,445,743	16,417,082	16,439,333	16,410,061
Earnings Per Share of Common Stock:
Basic	$0.51	$0.39	$2.26	$2.03
Diluted	$0.50	$0.39	$2.25	$2.03

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20-20-20-20

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Assets	June 30, 2019	December 31, 2018
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$1,380,591	$1,297,416
Unregulated Energy	245,738	237,682
Other businesses and eliminations	30,347	34,585
Total property, plant and equipment	1,656,676	1,569,683
Less: Accumulated depreciation and amortization	(321,284)	(294,295)
Plus: Construction work in progress	85,630	108,584
Net property, plant and equipment	1,421,022	1,383,972
Current Assets
Cash and cash equivalents	7,254	6,089
Trade and other receivables (less allowance for uncollectible accounts of $1,190 and $1,108, respectively)	48,908	85,404
Accrued revenue	12,724	27,499
Propane inventory, at average cost	5,143	9,791
Other inventory, at average cost	7,778	7,127
Regulatory assets	6,842	4,796
Storage gas prepayments	4,143	6,603
Income taxes receivable	10,984	15,300
Prepaid expenses	5,873	10,079
Derivative assets, at fair value	10,571	13,165
Other current assets	4,022	5,684
Total current assets	124,242	191,537
Deferred Charges and Other Assets
Goodwill	25,785	25,837
Other intangible assets, net	5,611	6,207
Investments, at fair value	8,821	6,711
Operating lease right-of-use assets (1)	12,404	—
Regulatory assets	76,945	72,422
Other assets	6,212	6,985
Total deferred charges and other assets	135,778	118,162
Total Assets	$1,681,042	$1,693,671
(1) During the first quarter of 2019, the Company adopted a new lease accounting standard, resulting in additional assets and liabilities (both current and non-current portions) which total $12.4 million at June 30, 2019.

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	June 30, 2019	December 31, 2018
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)	7,984	7,971
Additional paid-in capital	256,385	255,651
Retained earnings	285,762	261,530
Accumulated other comprehensive loss	(5,747)	(6,713)
Deferred compensation obligation	4,694	3,854
Treasury stock	(4,694)	(3,854)
Total stockholders' equity	544,384	518,439
Long-term debt, net of current maturities	275,924	316,020
Total capitalization	820,308	834,459
Current Liabilities
Current portion of long-term debt	75,600	11,935
Short-term borrowing	301,226	294,458
Accounts payable	50,645	129,804
Customer deposits and refunds	29,839	34,155
Accrued interest	2,073	2,317
Dividends payable	6,644	6,060
Accrued compensation	8,699	13,923
Regulatory liabilities	10,168	7,883
Derivative liabilities, at fair value	10,994	14,871
Other accrued liabilities (1)	16,527	12,828
Total current liabilities	512,415	528,234
Deferred Credits and Other Liabilities
Deferred income taxes	164,421	156,820
Regulatory liabilities	133,858	135,039
Environmental liabilities	6,994	7,638
Other pension and benefit costs	29,675	28,513
Operating lease - liabilities (1)	10,710	—
Deferred investment tax credits and other liabilities	2,661	2,968
Total deferred credits and other liabilities	348,319	330,978
Total Capitalization and Liabilities	$1,681,042	$1,693,671
(1) During the first quarter of 2019, the Company adopted a new lease accounting standard, resulting in additional assets and liabilities (both current and non-current portions) which total $12.4 million at June 30, 2019.

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22-22-22-22

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended June 30, 2019				For the Three Months Ended June 30, 2018
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$10,444	$1,511	$7,457	$10,801	$14,007	$1,459	$7,713	$9,814
Commercial	6,353	1,587	6,633	9,807	7,752	1,524	6,809	9,709
Industrial	1,773	3,122	6,062	416	1,987	2,854	5,218	371
Other (1)	(3,647)	795	(1,489)	(560)	(3,496)	480	(1,459)	(1,532)
Total Operating Revenues	$14,923	$7,015	$18,663	$20,464	$20,250	$6,317	$18,281	$18,362

Volume (in Dts for natural gas and KWHs for electric)
Residential	558,159	83,315	317,025	72,358	759,202	85,526	329,284	66,682
Commercial	673,689	1,143,877	426,555	79,540	711,690	1,134,555	432,192	73,276
Industrial	1,216,120	7,065,699	1,226,774	3,173	1,308,129	7,024,154	1,245,950	3,540
Other	60,515	—	634,071	—	17,759	—	463,846	1,907
Total	2,508,483	8,292,891	2,604,425	155,071	2,796,780	8,244,235	2,471,272	145,405

Average Customers
Residential	73,666	17,205	57,504	24,530	71,038	16,391	55,580	24,714
Commercial(2)	7,085	1,544	3,937	7,228	6,994	1,517	3,932	7,493
Industrial(2)	168	17	2,435	2	155	16	2,284	2
Other	16	—	12	—	4	—	11	—
Total	80,935	18,766	63,888	31,760	78,191	17,924	61,807	32,209

	For the Six Months Ended June 30, 2019				For the Six Months Ended June 30, 2018
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$40,414	$3,297	$18,177	$20,661	$49,321	$3,219	$18,888	$21,346
Commercial	19,494	3,325	14,336	17,622	23,582	3,246	15,135	18,866
Industrial	4,162	6,387	12,060	1,026	4,293	4,725	11,590	771
Other (1)	(4,468)	1,906	(2,123)	(4,467)	(5,239)	990	(4,119)	(3,880)
Total Operating Revenues	$59,602	$14,915	$42,450	$34,842	$71,957	$12,180	$41,494	$37,103

Volume (in Dts for natural gas and KWHs for electric)
Residential	2,778,534	216,187	822,351	137,869	2,999,757	226,285	852,346	145,210
Commercial	2,327,009	2,392,641	930,601	141,369	2,417,116	2,374,462	967,736	141,015
Industrial	2,727,428	14,399,549	2,574,011	10,923	2,817,168	10,089,859	2,550,480	8,060
Other	78,374	—	1,189,462	—	30,292	—	984,353	3,803
Total	7,911,345	17,008,377	5,516,425	290,161	8,264,333	12,690,606	5,354,915	298,088

Average Customers
Residential	73,821	17,097	57,166	24,455	71,136	16,307	55,430	24,679
Commercial(2)	7,116	1,537	3,917	7,230	7,009	1,509	3,930	7,487
Industrial(2)	168	17	2,425	2	154	16	2,268	2
Other	12	—	12	—	5	—	14	—
Total	81,117	18,651	63,520	31,687	78,304	17,832	61,642	32,168

(1)
Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties, and adjustments or changes in taxes, such as the TCJA, which are passed through to customers. This amount also includes the reserve for estimated customer refunds associated with the TCJA.

(2)	Certain volumes and customers have been reclassified when compared to the prior year for consistency with current year presentation.